Exhibit 6.6

AGREEMENT FOR ADVISORY SERVICES

This Agreement (the “Agreement”) is made and entered into on the 21st day of April, 2021 (“Effective Date”), by and between Arcview Capital, LLC (“Arcview”), a Delaware limited liability company, with its principal place of business at 159 20th Street, Brooklyn, New York, 11232, and Ei.Ventures, Inc., a Delaware corporation (the “Company”), with its principal place of business at 1215 S. Kihei Road, Kihei, Maui County, Hawaii 96753, hereinafter referred to collectively as the “Parties”, for the purposes described in this Agreement, and in accordance with the terms and conditions set forth herein.

R E C I T A L S

WHEREAS, Arcview has expertise in the areas of the Company’s financial and business matters and is willing to provide advisory services to the Company; and

WHEREAS, the Company is willing to engage Arcview as an independent consultant and an advisor, and not as an employee or partner, on the terms and conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

I.                                        SCOPE OF ENGAGEMENT

A.                        CAPITAL FINANCING AND RAISE

The Company is hereby retaining Arcview to act as an advisor for the Company’s equity financing, whereby the Company will raise FIFTY MILLION DOLLARS ($50,000,000.00), through a private placement or transaction exempt from securities registration under or Regulation A of the Securities Act of 1933 (the “Offering”). The Company is not actively pursuing a public offering, acquisition, merger or transaction other under this Offering (and nothing herein may impair the company’s ability to pursue a public offering, acquisition or merger during the term of this Agreement or subsequent to any termination hereof), and nothing in this Agreement authorizes Arcview to seek any such kind of arrangement nor entitles Arcview to any compensation for any such arrangement, unless otherwise expressly agreed in writing executed by the Company.

Arcview will:

(i)                         Familiarize itself with and analyze the business, operations, properties, financial condition, and prospects of the Company;

159 20th Street, Ste. 1B-17 • Brooklyn, New York 11232 • info@arcviewcapital.com

(ii)                      Advise and assist in connection with the structuring and terms of the Offering;

(iii)                   Advise the Company on developing a capital-raise strategy and identifying and introducing the Company to institutional, family office, and high net worth investors that are not pre-existing relationships of the Company (“Investors”); and

(iv)                  Such other matters within its area of expertise, as the Company may request (collectively, “Advisory Services”).

Additionally, Arcview will use best efforts to raise the $50,000,000.00 from Investors.

B.                              STRATEGIC TRANSACTION

For purposes of this Agreement, the term “Strategic Transaction” means (i) any merger, consolidation, reorganization, reverse take-over or other business combination pursuant to which the businesses of a third party are combined with that of the Company; (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of a third party by way of negotiated purchase or otherwise; (iii) the acquisition, directly or indirectly, by a third party of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise; or (iv) any joint venture.

In connection with a proposed Strategic Transaction, Arcview’s Advisory Services will include the following, among other things:

(i)                         assistance in the evaluation of a third party from a financial point of view;

(ii)                      assistance and advice with respect to the form and structure of the Strategic Transaction and the financing thereof;

(iii)                   conducting discussions and negotiations regarding a Strategic Transaction; and

(iv)                  providing other related advice and assistance as the Company may reasonably request in connection with a Strategic Transaction.

Arcview will only advise on transactions in which Arcview has introduced a third party to the Company or as requested in writing by the Company. Any fees for services, as described herein, shall be limited to only those transactions in which Arcview has introduced a party to the Company or a written request has been delivered to Arcview by the Company to help facilitate a Strategic Transaction.

II.                                   TERM

This Agreement will commence on the date that it is duly executed (“Commencement Date”) and will terminate six (6) months from that date (the “Term”). Either Party may request an extension of the Term of this Agreement. Any agreement to an extension shall be in writing and will be subject to the same, or, upon mutual agreement, revised, terms and conditions as set forth in the original Agreement (“Extension”).

This Agreement may be terminated at the sole discretion of Arcview upon thirty (30) days prior written notice to the Company, with or without cause. Arcview may immediately terminate this Agreement if the Company shall have failed, refused, or been unable to perform all its material obligations and/or meet satisfactorily all its conditions under the terms and conditions hereunder.

The Company may terminate this Agreement, with or without cause, upon thirty (30) days prior written notice to Arcview. The Company may immediately terminate this Agreement based upon any of the following causes (“For Cause Events”):

(i)                         Material breach or default by Arcview in the performance of any provision of this Agreement, and Arcview fails to cure such default within fifteen (15) days from its receipt of a notice of default specifying in reasonable detail the reasons for such notice to be given from the Company;

(ii)                      Upon the filing of a petition in bankruptcy by Arcview or upon the adjudication of bankruptcy on Arcview, or upon the filing of a petition in bankruptcy against Arcview and such petition is not discharged within sixty (60) days of such a filing;

(iii)                   Upon the application for appointment of a receiver, or making of a general assignment for the benefit of creditors by, or insolvency of Arcview;

(iv)                  Non-performance of Arcview’s duties as set forth in this Agreement which Arcview fails to cure within fifteen (15) days from its receipt of a notice of non-performance specifying in reasonable detail the reasons for such notice to be given from the Company; or

(v)                     Upon suspension or revocation of Arcview’ s broker-dealers license; or

(vi)                  In the event Jeff Pasquerella is not an executive officer of Arcview.

In the event of such termination, the Company will have no further obligations to Arcview for payment of any Fees if the Company has determined in good faith that Arcview has committed or been subject to a For Cause Event.

Except as provided herein, any termination of the Agreement pursuant to this Section shall not affect the reimbursement or indemnification provisions set forth herein or the provisions of Sections 4, 11, 13, and 14 all which will remain in full force and effect, along with any non-disclosure agreement executed in relation to the Advisory Services; provided, however, that in no event shall the provisions of Section 4 survive a termination of this Agreement if the Agreement is terminated For Cause.

III.                              EXCLUSIVITY

Arcview shall not be the Company’s exclusive provider of Advisory Services of the type described herein during the Term of this Agreement. The Company acknowledges that Arcview may have similar arrangements with other companies and has and may continue to contact different parties in search of financing.  Arcview acknowledges that Company has engaged other broker-dealers for this Offering (“Other Broker-Dealers”).

The Parties agree that Arcview is an independent contractor, and that no employee/employer relationship, partnership or joint venture exists between the Company and Arcview. Arcview has no authority to enter into contracts on behalf of the Company, incur liabilities on behalf of the Company, make public statements on behalf of the Company, or provide information about the Company other than written information the Company has authorized Arcview to provide.

Arcview may utilize sub-agents in performing the Advisory Services set forth in this Agreement, provided such sub-agents are:

(i)                         Registered with proper authorities, if required;

(ii)                      Identified to the Company and the Company does not object to the sub-agent;

(iii)                   Disclosure is made to both Parties regarding compensation.

IV.                               TAIL PERIOD

Within ten (10) days of the termination of this Agreement, Arcview shall deliver to the Company a list identifying all Investors approached by Arcview. In the event that, within twelve (12) months of the date of termination of this Agreement (the “Tail Period”), the Company receives funding from any such Investor or identified affiliate thereof, the Company shall pay Arcview the Fees described generally in Section V of this Agreement, and specifically delineated in the specific terms of Section V(D) below (the “Tail Fee”). The Tail Fee shall apply to (a) any identified Investors, including their identified affiliates, and/or (b) any identified third-party investors introduced to the Company by an identified Investor.

The Tail Fee shall not apply or be paid (a) in the event that any investors had a pre-existing relationship or discussion with the Company before such introduction, (b) in the event that Arcview is terminated For Cause pursuant to Section 2 hereof, or (c) any investors introduced by Other Broker-Dealers.

V.                                    COMPENSATION

The Company agrees to pay all fees as described below (“Fees”):

A.                        SUCCESS FEE

Within fifteen (15) business days of receipt of capital by the Company in connection with the Advisory Services, the Company shall pay Arcview a fee equal to SIX PERCENT (6%) of the capital raised and received by the Company through the Advisory Services of Arcview (the “Success Fee”). The Success Fee shall be paid by wire transfer to Arcview. All Success Fees will be paid in a pro-rata manner with regards to capital raised and received by the Company through the Advisory Services of Arcview. No Success Fees will be paid to Arcview on capital raised and received by the Company from other third-party advisors who were not introduced to the Company by Arcview, or through other Company relationships or resources.

Any payment(s) made after the fifteen-day period specified above shall incur interest at the rate of 4% per annum above the WSJ Prime Rate calculated as of the date that such payment was due. Such interest shall accrue, daily, starting from the due date until actual full payment of the overdue amount.

Arcview will serve as lead investment banker on the Regulation A transaction.  As such Arcview will enter into selling agreements with other registered broker-dealers to assist in the transaction with written approval of EI Ventures.  Such additional broker-dealers will thus be compensated under said seller agreement under Success and Warrant Fees herein.

B.                        WARRANTS

Within fifteen (15) days of receipt of capital by the Company  in connection with the Advisory Services, the Company will deliver warrants for the purchase of equity securities being offered under the Offering (the “Warrants”). The Warrants, which shall bear an issuance date as of the date that they are delivered to Arcview (the “Issuance Date”), shall:

(i)                         Be exercisable for a period of two (2) years from the Issuance Date;

(ii)                      If fully exercised, represent a number of the equity securities in the Offering equal to TWO PERCENT (2%) of the capital raised and received by the Company from the Investors;

(iii)                   Have an exercise price equal to the price per share offered to Investors in the Offering, subject to certain reductions as described in the Warrant;

(iv)                  Be subject to customary adjustments of warrant price and number of equity securities subject to equity securities splits, dividends, recapitalizations, and other similar transactions;

(v)                     Be subject to restrictions and rights in conformity with the Company’s governance documents and applicable securities laws; and

(vi)                  Be issued pursuant to a Warrant Purchase Agreement that will contain, among other things, representations and warranties, conditions, and covenants similar to any Purchase or Subscription Agreement used in the Offering with such changes as are negotiated in good faith between the parties.

C.                                    STRATEGIC TRANSACTION

For purpose of this Agreement, “Consideration” means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property, obligations, or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with an Acquisition Transaction.

The value of such Consideration shall be determined as follows:

(a)                     the value of securities, liabilities, obligations, property, and services shall be the fair-market value as we shall mutually agree upon at the date of the closing of the Strategic Transaction; and

(b)                     the value of indebtedness, including indebtedness assumed, shall be the face amount.

Within fifteen (15) business days of the closing of a Strategic Transaction in connection with the Advisory Services, the Company shall pay Arcview compensation (in USD) equal to FIVE PERCENT (5%) of the total Consideration of the Strategic Transaction (the “Strategic Success Fee”) of which a minimum cash component shall be One-Hundred Thousand ($100,000) Dollars; provided, however, if the Company (directly or through a third party) procures the target party in the Strategic Transaction without the direct or indirect introduction by Arcview, the Company shall pay Arcview a fee equal the lesser of  three percent (3%) of Consideration or Twenty Five Thousand ($25,000) Dollars, but only in the event Arcview provides advisory services to the Company in connection with the Strategic Transaction. Such services must be requested by the Company in writing to Philip Rothman, CEO, at philrothman@arcviewcapital.com. If Arcview does not provide any services to a third-party transaction as described above, the Company will not be liable for any fees to Arcview.

The Strategic Success Fee shall be paid by wire transfer to Arcview. No Strategic Success Fees will be paid to Arcview on capital raised and received by the Company from other third-party advisors who were not introduced to the Company by Arcview, or through other Company relationships or resources.

Any payment(s) made after the fifteen-day period specified above will incur interest at the rate of 4% per annum above the WSJ Prime Rate calculated as of the date that such payment was due. Such interest shall accrue, daily, starting from the due date until actual full payment of the overdue amount.

If the Consideration payable in a Strategic Transaction includes contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any fees of Arcview relating to such Consideration shall be payable at the time of the receipt of such Consideration.

D.                                    TAIL FEE

If this Agreement is terminated for any reason other than a For Cause Event, the Success Fee, as described in Section V(B), and consistent with the language in Section IV of this Agreement, will be due within fifteen (15) business days of receipt of capital by the Company from Investors, if, within twelve months (12) of the date of termination, a capital raise is agreed to or consummated with any party (i) identified in writing or orally by Arcview during Arcview’s engagement hereunder, or (ii) with whom the Company, and if applicable, its Subsidiaries and its and their respective directors, officers, managers, employees, Affiliates and other agents and representatives had any discussions regarding a potential capital raise during Arcview’s engagement hereunder, if such discussions were initiated by or through Arcview.

VI.                               EXPENSES

In addition to any Fees discussed above, and regardless of whether the capital raise is completed successfully, the Company agrees to promptly reimburse Arcview for all pre-approved (in writing) of out-of-pocket expenses incurred in connection with the Advisory Services. These expenses primarily include travel expenses. Monthly expense invoices will be provided to the Company and are to be paid on a current basis within fifteen (15) days of receipt of a statement from Arcview. Notwithstanding the foregoing, no out-of-pocket expenses will be provided for legal fees incurred by Arcview in negotiating this Agreement.

VII.                          COVENANTS OF ARCVIEW CAPITAL

Arcview hereby covenants and agrees with the Company, as follows:

A.                                    COMPLIANCE WITH REGULATIONS AND LOCAL LAWS

Arcview will maintain all registrations, licenses, and permits to the extent required to perform the Advisory Services contemplated herein. Neither Arcview nor any affiliated person of Arcview, nor any person providing Advisory Services to the Company under this Agreement, shall, at any time when it is not so registered or licensed, engage in activities pursuant to this Agreement that would require such registration or license.

Additionally, Arcview will comply with all applicable federal and state securities laws, rules, and regulations, in connection with its Advisory Services. Arcview will take no action that will jeopardize the Company’s private placement exemption under federal and state securities laws.

B.                                    NOTICE OF CERTAIN EVENTS

Arcview represents, warrants and agrees that neither it, nor any of its directors, executive officers, other officers participating in the offering of securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of securities of any such general partner or managing member (each, a “Covered Person” and, together, “Covered Persons”), is subject to any disqualification event, except for a disqualification event (i) contemplated by Rule 506(d)(2) of the 1933 Act and (ii) a description of which has been furnished in writing to the Company on or prior to execution hereof. Immediately upon the occurrence of any disqualifying event as to Covered Persons, Arcview, and its Covered Persons will (i) cease all activities under this Agreement, (ii) notify the Company of the details involved in such disqualifying event, and (iii) notify Company of any suspension, revocation, injunction, or similar governmental action relating to any registration, license, approval, or authorization to operate as a broker dealer in any jurisdiction.

Arcview represents and warrants that it is not aware of any person other than any Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of securities, and Arcview will notify the Company, prior to both the execution and delivery of a definitive agreement and prior to any closing under any such definitive agreement, of any agreement entered into between Arcview and such person in connection with any sale of securities.

C.                                    BEST EFFORTS

Arcview will conduct a targeted marketing campaign on behalf of the Company on a best-efforts basis. There can be no guarantee of investor demand, interest, or appetite for the Company’s strategy, business model, products, services, or other characteristics or efforts of the Company. Further, market conditions may change making the Company less desirable to potential Investors, or otherwise negatively impacting the demand for the Company by investors.

D.                                    INTENTIONALLY OMITTED.

VIII.                     COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with Arcview, as follows:

A.                                    PROVISION OF DOCUMENTS

The Company will provide Arcview with copies of all usually and customary documents necessary and appropriate to facilitate Arcview’s efforts under the terms of this Agreement. These documents include, but are not limited to, the Company’s investor deck (i.e., the “pitch deck”), financial data and documents, product and service descriptions, documents relating to intellectual property (subject to a confidentiality agreement), employment contracts with employees of the Company, and all other documents deemed by Arcview to be necessary to provide the services contemplated by this Agreement.

B.                                    NOTIFICATION OF CERTAIN EVENTS

The Company will promptly notify Arcview of any disqualifying event as to the Company or any associated person that, to the Company’s knowledge, causes the Company’s business materials, literature, and/or offering documents to be misleading in any material respect. After such notification, Arcview shall not circulate offering materials to potential Investors unless and until such misleading provision has been corrected. The Company will take no action that will jeopardize the Company’s private placement exemption under federal and state securities laws.

IX.                              Representations and Warranties

A.                                    OF ARCVIEW CAPITAL

(i)                         Authorization

The undersigned has full power and authority to enter into this Agreement on behalf of Arcview and to perform the obligations hereunder. The undersigned further warrants that this Agreement is valid, binding, and enforceable against Arcview.

(ii)                      Compliance with Covenants

Arcview has complied with and will comply with and perform the covenants and agreements set forth herein.

B.                                    OF THE COMPANY

(i)                         Authorization

The Company has full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement is valid, binding, and enforceable against the Company, except to the extent certain rights of indemnification may be considered unenforceable under certain circumstances as against public policy.

(ii)                      Accuracy of Brochure or Offering Documents

The Company warrants and represents that, to its knowledge, the brochure, investor presentation and related materials, marketing materials, and offering documents provided to Arcview contain no misstatements of material fact and do not omit to state any fact necessary in order to make the statements made therein, in light of the context in which they are made, not misleading in any material way.

X.                                   INDEMNIFICATION

A.                                    Arcview

Neither Arcview, nor any of its affiliates, shareholders, officers, directors, managing members and members, employees or agents, will be liable to the Company for any loss suffered by the Company in connection with Arcview’s performance under this Agreement, except for losses resulting from willful misconduct or gross negligence by Arcview or its affiliates, shareholders, officers, directors, managing members and members, employees or agents or by reason of Arcview’s failure to perform its obligations and duties hereunder. The Company will indemnify Arcview, its affiliates, shareholders, officers, directors, managing members and members, and employees (each, an “Arcview Indemnitee”) against any and all costs, losses, claims, damages or liabilities, joint or several, including reasonable attorney’s fees and expenses, incurred in connection with the Advisory Services provided by Arcview to Company, or resulting from negligent performance or non-performance of the Company’s duties hereunder, except those resulting from the willful misconduct or gross negligence of an Arcview Indemnitee.

This indemnity does not extend to:

(i)                         Any liability arising from a failure of Arcview, its associated persons or anyone providing Advisory Services to the Company under this Agreement to have any required license or registration;

(ii)                      Any liability arising out of statements that Arcview is not authorized by the Company to make; or

(iii)                   The use of offering materials that have not been approved by the Company or after the Company has provided a corrected or updated version.

B.                                    THE COMPANY

Neither the Company nor any of its affiliates, shareholders, officers, directors, managing members or members, employees or agents, will be liable to Arcview for any loss suffered by Company or its affiliates in connection with the Arcview’s performance under this Agreement, except for losses resulting from willful misconduct or gross negligence by the Company or its affiliates, shareholders, officers, directors, managing members and members, employees or agents or by reason of the Company’s failure to perform its obligations and duties hereunder. Arcview will indemnify the Company, its affiliates, shareholders, officers, directors, managing members and members, and employees (each, a “Company Indemnitee”) against any and all costs, losses, claims, damages or liabilities, joint or several, including reasonable attorney’s fees and expenses, resulting from the negligent performance or non-performance of Arcview’s duties hereunder, except those resulting from the willful misconduct or gross negligence of a Company Indemnity.

XI.                              CONFLICTS OF INTEREST

The Company acknowledges and agrees that Arcview may introduce the Company to counterparties with whom Arcview or any of its affiliated businesses has an existing client relationship. Arcview hereby agrees that it will identify to the Company such existing relationships.

Arcview represents and warrants that Arcview and its affiliates have no material conflict of interest in connection with the Advisory Services contemplated by this Agreement. During the term of this Agreement, Arcview will promptly advise the Company in writing of any conflict of interest detrimental to the Company of which Arcview becomes aware.

XII.                         CONFIDENTIALITY

In connection with the Offering, Arcview shall be permitted to access or use any information concerning the Company that is or may come into the possession of Arcview. Arcview agrees to use all nonpublic information provided to it by or on behalf of the Company hereunder solely for the purpose of providing the Advisory Services that are the subject of this Agreement and to treat all such information confidentially; provided, however, that nothing herein shall prevent the Arcview from disclosing any such information:

(i)                         to Investors of the Company’s equity securities in connection with the Offering;

(ii)                      pursuant to the order of any court or administrative agency, or in any pending legal or administrative proceeding;

(iii)                   upon the request or demand of any governmental authority or regulatory body having jurisdiction over Arcview;

(iv)                  to the extent that such information was or becomes publicly available other than by reason of disclosure by Arcview in violation of this Agreement or was or becomes available to Arcview from a source that is not known by Arcview to be subject to a confidentiality obligation to the Company;

(v)                     to Arcview’s employees, legal counsel, independent auditors, and other experts or agents who need to know such information in connection with the Offering or any other services provided by Arcview to the Company.

XIII.                    INTEGRATION AND MODIFICATION

This Agreement constitutes the entire agreement between the Parties and may not be altered, amended, or modified in any respect, except by a writing duly executed by the Parties. This Agreement supersedes all prior agreements and/or understandings between the Parties with respect to the subject matter hereof.

This Agreement may be executed in counterparts. The counterparts so executed shall constitute one agreement notwithstanding that the signatures of all Parties do not appear on the same page.

XIV.                     CHOICE OF LAW

In connection with any legal suit or proceeding arising with respect to this Agreement each of Arcview and the Company shall submit to the laws of New York, without regard to the state’s rules concerning conflicts of laws; [provided, however, venue shall be in the State of Hawaii.] Each of Arcview and the Company waives any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) related to or arising out of the engagement of Arcview pursuant to, or the performance by Arcview of, the services contemplated by, this Agreement.

XV.                          SIGNATORIES

This Agreement shall be executed on behalf of Arcview by Philip A, Rothman, its Chief Executive Officer, and on behalf of the Company by David Nikzad, its Chairman, and delivered in the manner prescribed by law as of the date first written above.

ARCVIEW CAPITAL, LLC:		Ei.Ventures, Inc.:

By:	/s/ Philip A. Rothman	By:	/s/ David Nikzad
	Philip A. Rothman		David Nikzad

Date:	April 21, 2021	Date:	April 21, 2021